Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259733

PROSPECTUS SUPPLEMENT NO. 12

(to Prospectus dated April 7, 2022)

SPIRE GLOBAL, INC.

61,883,713 Shares of Class A Common Stock

6,600,000 Warrants to Purchase Class A Common Stock

18,099,992 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated April 7, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-259733).

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 11, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is traded on NYSE under the symbol “SPIR.” Our public warrants are traded on the NYSE under the symbol “SPIR.WS” and, after resale, our private placement warrants will also trade under the same ticker symbol as the public warrants. On August 10, 2022, the last quoted sale price for our Class A common stock as reported on NYSE was $1.53 and the last reported sale price of our public warrants was $0.16.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 10 of the Prospectus and in our other documents subsequently filed with the SEC.

You should rely only on the information contained in the Prospectus and this prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 11, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2022

SPIRE GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39493	85-1276957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Towers Crescent Drive Suite 1100
Vienna, Virginia		22182
(Address of principal executive offices)		(Zip code)

(202) 301-5127 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SPIR	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SPIR.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On August 5, 2022, the board of directors (the “Board”) of Spire Global, Inc., a Delaware corporation (the “Company”) appointed Joan Amble to the Board as a Class I director, effective as of August 11, 2022. Ms. Amble was also appointed as a member of the Audit Committee.

Ms. Amble will participate in the Company’s Outside Director Compensation Policy, as described in the Company’s most recent proxy statement, filed with the Securities and Exchange Commission on April 22, 2022. In addition, Ms. Amble will execute the Company’s standard form of indemnification agreement.

Ms. Amble has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no arrangements or understandings between Ms. Amble and any other persons pursuant to which Ms. Amble was appointed to the Board.

Item 7.01. Financial Statements and Exhibits.

On August 11, 2022, the Company issued a press release announcing the appointment of Ms. Amble to the Board as described herein. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
No.	Description

99.1	News release of Spire Global dated August 11, 2022 announcing the appointment of Joan Amble to the Company’s board of directors.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE GLOBAL, INC.

Date: August 11, 2022	By:	/s/ Peter Platzer
	Name: Title:	Peter Platzer Chief Executive Officer

Exhibit 99.1

JOAN AMBLE JOINS BOARD OF DIRECTORS OF SPIRE GLOBAL, INC.

Experienced Corporate Leader to Bolster Audit and Governance Experience on the Company’s Board

VIENNA, VA - (BUSINESS WIRE)-- Spire Global, Inc. (NYSE: SPIR) (“Spire” or “the Company”), a leading global provider of space-based data, analytics, and space services today announced that it has appointed Joan Amble to the Company’s board of directors. In her role, Ms. Amble will work with Spire’s leadership team to implement best practices as the business continues to quickly scale.

“Joan embodies the very relentless, unbounded, and collaborative spirit that we value at Spire. Her valuable perspective from what has been a tremendous career in finance will be immensely impactful as we continue to scale the business and strive towards being the best we can be,” said Peter Platzer, CEO of Spire. “Joan’s commitment to women in business and mentoring the next generation is inspiring and having her counsel will only further strengthen Spire’s position as a company that cultivates top talent. I am pleased to welcome her to our board of directors.”

Ms. Amble has had a storied career in finance, most recently serving as Executive Vice President, Finance, and Comptroller for American Express. Prior to holding senior leadership positions at American Express, Ms. Amble spent more than a decade at General Electric, most recently serving as Chief Operating Officer and Chief Financial Officer for GE Capital Markets, overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. She has extensive experience in corporate governance, having served on the Board of Directors of Broadcomm Corp, Brown-Forman, Sirius XM Holdings Inc., and as an independent Advisor to the Executive Committee of the U.S. affiliate of Société Générale S.A. Ms. Amble currently serves on the Board of Directors of Zurich Insurance Group AG, BuzzFeed and Booz Allen Hamilton Inc. She is currently the president of JCA Consulting, LLC.

“Spire is a company operating in the most future-oriented industry there is - space, bringing data solutions to market with broad applications across sectors, public and commercial. What is particularly exciting to me is the fact that these solutions are addressing needs that aren’t nearly fully understood or appreciated yet,” said Ms. Amble. “Spire has just begun scratching the surface of what is possible when utilizing its unique vantage point, and I look forward to working closely with the management team as the company continues to grow and increase adoption of its solutions, globally.”

About Spire Global, Inc.

Spire (NYSE: SPIR) is a leading global provider of space-based data, analytics and space services, offering access to unique datasets and powerful insights about Earth from the ultimate vantage point so that organizations can make decisions with confidence, accuracy, and speed. Spire uses one of the world’s largest multi-purpose satellite constellations to source hard to acquire, valuable data and enriches it with predictive solutions. Spire then provides this data as a subscription to organizations around the world so they can improve business operations, decrease their environmental footprint, deploy resources for growth and competitive advantage, and mitigate risk. Spire gives commercial and government organizations the competitive advantage they seek to innovate and solve some of the world’s toughest problems with insights from space. Spire has offices in San Francisco, Boulder, Washington DC, Ontario, Glasgow, Oxfordshire, Luxembourg, and Singapore. To learn more, visit www.spire.com.

Safe Harbor Statement

The forward-looking statements included in this press release, including the quotations of Spire’s Chief Executive Officer and newly appointed director regarding Spire’s global growth and expansion, reflect Spire’s best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions including from an economic downturn or recession in the United States or in other countries around the world, relative growth of its ARR and revenue, the failure of the Spire and exactEarth businesses (including personnel) to be integrated successfully, the risk that revenue or the expansion of Spire’s customer base, ARR, product offerings and solutions will not be realized or realized to the extent anticipated, the ability to maintain the listing of Spire’s securities on the New York Stock Exchange, the ability to address the market opportunity for Space-as-a-Service; the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities, the risk of downturns, new entrants and a changing regulatory landscape in the highly competitive space data analytics industries, developments in and the duration of the COVID-19 pandemic and the resulting impact on Spire’s business and operations, and the business of its customers and partners, including the economic impact of safety measures to mitigate the impacts of COVID-19, Spire’s potential inability to manage effectively any growth it experiences, Spire’s ability or inability to develop new products and services, and other risks detailed in periodic reports Spire has filed with the Securities and Exchange Commission, including Spire’s Quarterly Report on Form 10-Q, which was filed with the SEC on August 10, 2022. Significant variation from the assumptions underlying Spire’s forward-looking statements could cause its actual results to vary, and the impact could be significant. All forward-looking statements in this press release are based on information available to Spire as of the date hereof. Spire undertakes no obligation, and does not intend, to update the information contained in this press release, except as required by law.

Contacts:

Media:

Hillary Yaffe

hillary.yaffe@spire.com

Investors:

Benjamin Hackman

benjamin.hackman@spire.com